Exhibit 10.20

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TEXT OMITTED FROM THIS EXHIBIT IS MARKED WITH [***]

EXECUTION

JUNE 22,2018

TERMINATION AND LICENSE AGREEMENT

This TERMINATION AND LICENSE AGREEMENT (this “Agreement”) is entered into and made effective as of June 22, 2018 (the “Effective Date”) by and among Celgene Corporation, a Delaware corporation (“Celgene”), and IRX Therapeutics, Inc., a Delaware corporation (“Licensee”). Licensee and Celgene are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Research, Development and Option Facilitation Agreement dated as of April 24, 2014 (the “RDO Agreement”) pursuant to which, among other things, Licensee agreed to advance the development of certain product candidates in collaboration with Celgene;

WHEREAS, pursuant to the RDO Agreement, Celgene paid Licensee [***] U.S. Dollars ($[***]) in consideration of rights granted to Celgene under the RDO Agreement;

WHEREAS, concurrently with the execution and delivery of the RDO Agreement, Celgene entered into an option agreement with certain Licensee stockholders and holders of securities convertible into Licensee capital stock (such agreement is the “Option Agreement” and such parties, the “Sellers”), pursuant to which the Sellers granted an option to Celgene to purchase from the Sellers all securities in Licensee;

WHEREAS, pursuant to the Option Agreement, Celgene paid Licensee [***] U.S. Dollars ($[***]) in consideration of rights granted to Celgene under the Option Agreement;

WHEREAS, Celgene and Licensee now desire to terminate the RDO Agreement and, upon such termination, the Option Agreement will also automatically terminate;

WHEREAS, in connection with such termination, the rights granted to Celgene under the RDO Agreement and the Option Agreement will also terminate and neither Licensee nor the Sellers shall have any obligation to refund to Celgene either of the above-referenced payments.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used, but not defined, herein will have the meanings ascribed to them in the RDO Agreement.

1.1 “Accounting Standards” means (a) United States Generally Accepted Accounting Principles (“GAAP”); or (b) to the extent that a Party adopts International Financial Reporting Standards (“IFRS”), then “Accounting Standards” means IFRS, in either case consistently applied.

1.2 “Affiliates” means person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a person or entity means (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities or other voting interest of any person or entity (including attribution from related parties), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.

1.3 “Annual Net Sales” means [***].

1.4 “Confidential Information” means, with respect to a Party, all non-public, confidential and proprietary information and materials, including know-how, marketing plans, strategies, and customer lists, in each case, that are disclosed by such Party to the other Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by the disclosing Party in oral, written, visual, graphic or electronic form.

1.5 “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale of such Licensed Product in such country for use or consumption by the general public for which any which all regulatory approvals that are legally required in order to sell such Licensed Product in such country have been granted in each case; provided, however, that the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Licensed Product; (b) any use of such Licensed Product in clinical trials or non-clinical development activities with respect to such Licensed Product by or on behalf of Licensee, or disposal or transfer of such Licensed Product for a bona fide charitable purpose; and (c) compassionate use; in each case of clauses (a) — (c) for which no payment is received by Licensee, its Affiliates or Sublicensees.

1.6 “Licensed Field” means any use or purpose, including the treatment, palliation, diagnosis or prevention of any human or animal disease, disorder or condition.

1.7 “Licensed Product” means any pharmaceutical product that constitutes, incorporates, comprises or contains the compound designated IRX-2 (as further described on Exhibit A attached hereto), whether or not as the sole active ingredient, and in all forms, presentations, and formulations (including manner of delivery and dosage).

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1.8 “Net Sales” means, [***]:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***]; and

(f) [***].

[***]

As used in this definition of “Net Sales,” “License Combination Product” means a Licensed Product that contains one or more additional active ingredients (whether co-formulated or co-packaged) that are neither Licensed Candidates nor generic or other non-proprietary compositions of matter. Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients.”

1.9 “Regulatory-Based Exclusivity” means, on a Licensed Product-by-Licensed Product and country-by-country basis, that (a) Licensee or any of its Affiliates or Sublicensees has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of Law) in such country to market and sell the Licensed Product and that no other entity can be granted the right to market and sell any other product comprising the same active ingredient as is included in the Licensed Product in such country, including any pediatric or orphan drug exclusivity, or (b) the data and information submitted by Licensee or any of its Affiliates or Sublicensees to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval for such Licensed Product may not be disclosed, referenced or relied upon in any way by any Person other than Licensee, its Affiliates or Sublicensees (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval or marketing of any product by a Third Party in such country.

1.10 “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time commencing on the First Commercial Sale of such Licensed Product in such country and expiring upon the last to occur of: (a) the twelfth (12th) anniversary of the date of First Commercial Sale of such Licensed Product in such country; (b) the expiration, invalidation or abandonment date of the last IRX Patent (an updated list of which is attached hereto as Exhibit B) that covers the manufacture, use or sale of such Licensed Product in such country; or (c) the expiration of Regulatory-Based Exclusivity for such Licensed Product in such country.

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1.11 “Sublicensees” means any person or entity that Licensee grants a sublicense of rights granted under this Agreement to make, use, sell, offer for sale, have sold or import a Licensed Product.

1.12 “Territory” means worldwide.

ARTICLE 2

TERMINATION

2.1 Termination.

2.1.1 Termination of RDO Agreement. The Parties hereby mutually agree to terminate the RDO Agreement. The Parties hereby agree that such termination is effective as of the Effective Date. The Parties further acknowledge that the effects of such termination of the RDO Agreement shall be as set forth in Sections 11.7 and 11.8 of the RDO Agreement. For the avoidance of doubt, pursuant to Section 11.7 of the RDO Agreement, all Confidential Information relating specifically to the Initial Development Plan (as defined in the RDO Agreement), as amended and in effect as of the Effective Date, will be the Confidential Information (as defined in the RDO Agreement) of Licensee and Licensee shall thereafter be free to use such Confidential Information without accounting or obligation to Celgene.

2.1.2 Acknowledgement of Option Termination. The Parties hereby acknowledge that, pursuant to Section 10.5 of the Option Agreement, the Option Agreement is terminated as of the Effective Date. The Parties further acknowledge that the effects of such termination shall be as set forth in Section 10.7 of the Option Agreement.

ARTICLE 3
INTELLECTUAL PROPERTY

3.1 License. Celgene hereby grants an exclusive license, with the right to grant sublicenses through multiple tiers, under all of Celgene’s right, title and interest in and to any and all Joint Inventions, to Licensee, to make, use, sell, offer for sale, have sold and import Licensed Products throughout the Licensed Territory during the Term.

ARTICLE 4
FINANCIAL TERMS

4.1 Royalties.

4.1.1 Licensed Product Royalties. As consideration for the rights and terminations granted to Licensee herein, commencing upon the First Commercial Sale of a Licensed Product in the Territory, Licensee shall pay to Celgene royalties on Annual Net Sales, on a Licensed Product-by-Licensed Product and country-by-country basis during each calendar year, equal to [***] percent ([***]%) of Annual Net Sales for each such Licensed Product in each such country during the applicable Royalty Term.

4.1.2 Royalty Term. Licensee’s royalty obligations to Celgene under Section 4.1 shall be on a Licensed Product-by-Licensed Product and country-by-country basis for the applicable Royalty Term for such Licensed Product in such country. Only one royalty shall be payable by Licensee to Celgene for each sale of a Licensed Product.

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4.1.3 Payment of Royalties. Licensee shall: (a) within forty-five (45) days following the end of each calendar quarter after the First Commercial Sale of a Licensed Product, provide to Celgene a report for each country in the Territory in which sales of such Licensed Product occurred in the calendar quarter covered by such statement, specifying for such calendar quarter: the number of Licensed Products sold; the gross sales and Annual Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Annual Net Sales in accordance with Accounting Standards; the applicable exchange rate to convert from each country’s currency to U.S. Dollars under Section 4.2.1; and the royalty calculation and royalties payable in U.S. Dollars, and (b) make the royalty payments owed to Celgene hereunder in accordance with such royalty report in arrears, within sixty (60) days from the end of each calendar quarter in which such payment accrues. Licensee shall provide backup and supporting documentation to Celgene for the reports and payments described herein upon Celgene’s reasonable request. If any payment due to Celgene under this Agreement is not paid when due, then Licensee shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of two hundred (200) basis points above LIBOR or its designated successor, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

4.2 Additional Payment Terms.

4.2.1 Accounting. All payments hereunder shall be made in the United States in U.S. Dollars by wire transfer to a bank in the U.S. designated in writing by Celgene. Conversion of sales recorded in local currencies to U.S. Dollars shall be performed in a manner consistent with Licensee’s normal practices in accordance with the Accounting Standards consistently applied and reflected in its audited financial statements for internal and external reporting purposes.

4.2.2 Tax Withholding.

(a) Tax Withholding. Licensee shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of applicable Law. Licensee will: (i) deduct those taxes from such payment, (ii) timely remit the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Celgene on a timely basis following that tax payment; provided, however, that before making any such deduction or withholding, Licensee shall give Celgene notice of the intention to make such deduction or withholding (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for Licensee to obtain reduction of or relief from such deduction or withholding). Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 4.2.2(a) are reduced in amount to the fullest extent permitted by applicable Laws. In addition, the Parties shall cooperate in accordance with applicable Laws to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes (“Indirect Taxes”)) in connection with this Agreement.

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(b) Tax Gross-up. Notwithstanding the foregoing, and subject to Section 4.2.2(c), if (i) a Licensee (or its assignee pursuant to Section 7.3) redomiciles or assigns its rights or obligations under this Agreement pursuant to Section 7.3 after the Effective Date, (ii) as a result of such redomiciliation or assignment, Licensee (or its assignee pursuant to Section 7.3) is required by applicable Law to withhold taxes, or if such action results in the imposition of Indirect Taxes that were not otherwise applicable, from or in respect of any amount payable under this Agreement or any other agreement entered into pursuant to this Agreement, and (iii) such withholding taxes or Indirect Taxes exceed the amount of withholding taxes or Indirect Taxes that would have been applicable if such redomiciliation or assignment had not occurred, then any such amount payable shall be increased to take into account such increased withholding taxes or Indirect Taxes so that, after making all required withholdings (including withholdings on the withheld amounts) and/or paying such Indirect Taxes, as the case may be, Celgene (or its assignee pursuant to Section 7.3) receives an amount equal to the sum it would have received had such redomiciliation or assignment not occurred; provided, however, that Licensee will have no obligation to pay any additional amount under the immediately preceding clause to the extent that such increased withholding tax or such Indirect Taxes would not have been imposed but for the failure by Licensee to comply with the requirements of Section 4.2.2(c). The additional amounts payable pursuant to this Section 4.2.2(b) shall be reduced by the amount of any foreign tax credit, tax refund or similar item available to Celgene in respect or as a result of withholding taxes or Indirect Taxes for which additional amounts have been paid pursuant to this Section 4.2.2(b), as mutually determined by the Parties cooperating in good faith.

(c) Tax Documentation. Celgene has provided a properly completed and duly executed IRS Form W-9 to Licensee. Celgene shall, to the extent it is legally entitled to, provide to Licensee, at the time or times reasonably requested by Licensee or as required by applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes.

4.3 Records Retention by Licensee; Review by Celgene.

4.3.1 Records. Licensee shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate books and records pertaining to Net Sales of Licensed Products, in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by Licensee and its Affiliates and Sublicensees until the later of (i) four (4) years after the end of the period to which such books and records pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

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4.3.2 Audit. At the request of Celgene, Licensee shall, and shall cause its Affiliates and Sublicensees to, permit an independent public accounting firm of nationally recognized standing designated by Celgene, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 4.3.1 to ensure the accuracy of all reports and payments made hereunder. Such examinations may not (i) be conducted for any calendar quarter more than four (4) years after the end of such quarter, (ii) be conducted more than once in any twelve (12) month period (unless a previous audit during such twelve (12)-month period revealed an underpayment with respect to such period) or (iii) be repeated for any calendar quarter. The accounting firm shall disclose only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. Except as provided below, the cost of this audit shall be borne by Celgene, unless the audit reveals a variance of more than [***] percent ([***]%) from the reported amounts, in which case Licensee shall bear the cost of the audit. If such audit concludes that (x) additional amounts were owed by Licensee, Licensee shall pay the additional amounts, with interest from the date originally due at a rate prescribed by Section 4.1.3, or (y) excess payments were made by Licensee, Celgene shall reimburse such excess payments, in either case ((x) or (y)), within sixty (60) days after the date on which such audit is completed by Celgene.

ARTICLE 5

INDEMNIFICATION; INSURANCE

5.1 Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless the Celgene Indemnitees, from and against any and all Third Party Damages to the extent arising out of or relating to, directly or indirectly, from any Claim based upon:

(a) the gross negligence or willful misconduct of Licensee or its Affiliates and its or their respective directors, officers, employees and agents, in connection with Licensee’s performance of its obligations or exercise of its rights under this Agreement;

(b) any breach of any representation, warranty, covenant, agreement or obligation under this Agreement; or

(c) the Development, Manufacture and/or Commercialization by or on behalf of Licensee, its Affiliate or Sublicensee of any Licensed Product in the Territory, including any Product Liability claims in the Territory or any personal injury, property damage or other damage in the Territory, in each case, resulting from any of the foregoing activities described in this Section 5.1(c).

5.2 [Intentionally omitted.]

5.3 Notice of Claims. A Claim to which indemnification applies under Section 5.1 shall be referred to herein as an “Indemnification Claim.” If the Celgene Indemnitee intends to claim indemnification under this ARTICLE 5, the Party claiming indemnification (the “Indemnitee”) shall notify Licensee (the “Indenmitor”) in writing, promptly upon becoming aware of an Indemnification Claim, describing in reasonable detail the facts giving rise to the Indemnification Claim; provided, that an Indemnification Claim in respect of any action at law or suit in equity by or against a Third Party as to which indemnification shall be sought shall be given promptly after the action or suit is commenced (provided that the Indemnitee is aware of such commencement); and provided further, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice.

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5.4 Indemnification Procedures. If a Celgene Indemnitee receives written notice of a Claim that the Celgene Indemnitee believes may result in a claim for indemnification under this ARTICLE 5, such Celgene Indemnitee shall deliver an Indemnification Claim to Licensee in accordance with the provisions of Section 5.3. If the Litigation Conditions are satisfied, then Licensee shall have the right to assume and control the defense of the Claim, at its own expense with counsel selected by it and reasonably acceptable to the Celgene Indemnitee, by delivering written notice of its assumption of such defense to the Celgene Indemnitee within twenty (20) days of its receipt of notice of such Claim from Licensee (but Licensee shall in any event have the right to assume and control the defense of a Claim that initially sought injunctive relief (including a declaratory judgment) from the Celgene Indemnitee when the only remaining dispute in such matter is the determination of non-injunctive relief or when the only remaining relief sought by the Third Party in such matter is non-injunctive relief, whichever is first); provided, however, that the Celgene Indemnitee shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by Licensee, if (a) representation of the Celgene Indemnitee by the counsel retained by Licensee would be inappropriate due to actual or potential conflict of interests between such Celgene Indemnitee and Licensee, (b) Licensee has failed within a reasonable time to retain counsel, (c) the Celgene Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to Licensee, or (d) at any time the Litigation Conditions are not satisfied with respect to such Claim. If Licensee assumes and controls the defense of such Claim, Licensee shall keep the Celgene Indemnitee reasonably apprised of the status of the Claim and the Celgene Indemnitee shall be entitled to otherwise monitor such Claim at its sole cost and expense. If the Claim seeks injunctive relief (including a declaratory judgment) against or from the Celgene Indemnitee or if Licensee does not assume the defense of the Claim as described in this Section 5.4, the Celgene Indemnitee shall be permitted to assume and control the defense of such Claim (but shall have no obligation to do so) and in such event shall be entitled to settle or compromise the Indemnification Claims in its sole and reasonable discretion, provided that if the Celgene Indemnitee is entitled to assume the defense of the Claim pursuant to this Section 5.4 solely because the Claim seeks injunctive relief (including a declaratory judgment) against or from the Celgene Indemnitee, then the Celgene Indemnitee shall not settle or compromise such Indemnification Claims in any manner that involves the payment of monetary damages or has an adverse effect on Licensee’s rights or interests (including any rights under this Agreement or the scope or enforceability of any Patents or Know-How licensed by one Party to another Party pursuant to this Agreement or the RDO Agreement or the Option Agreement) without the prior written consent of Licensee, which consent Licensee shall not unreasonably withhold, condition or delay. If Licensee has assumed and controls the defense of the Claim in accordance with this Section 5.4, (i) the Celgene Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of Licensee, such consent not to be unreasonably withheld, conditioned or delayed and (ii) Licensee shall not settle or compromise the Indemnification Claim in any manner that would result in the payment of amounts by the Celgene Indemnitee, impose any other obligation on the Celgene Indemnitee or otherwise have an adverse effect on the Celgene Indemnitee’s rights or interests (including any rights under this Agreement or the scope or enforceability of any Patents or Know-How licensed by one Party to another Party pursuant to this Agreement or the RDO Agreement, or the Option Agreement), without the prior written consent of the Celgene Indemnitee. In each case, the Party that is not controlling the defense of any Claim shall reasonably cooperate with the Party that is controlling the defense of such Claim, at the non-controlling Party’s expense and shall make available to the controlling Party all pertinent information under the control of the non-controlling Party. Each Party shall use commercially reasonable efforts to avoid production of Confidential Information of the other Party (consistent with applicable Law and rules of procedure), and to cause all communications among employees, counsel and other representatives of such Party to be made so as to preserve any applicable attorney-client or work-product privileges.

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5.5 Insurance. Licensee shall maintain, at Licensee’s cost, a program of insurance against liability and other risks associated with its activities and obligations under this Agreement, including as applicable Licensee’s Clinical Trials, the Commercialization of any Licensed Candidate, and Licensee’s indemnification obligations hereunder, in such amounts and subject to such deductibles and on such terms as are customary for prudent practices for biotech companies of similar size and with similar resources in the pharmaceutical industry for the activities to be conducted by Licensee under this Agreement, taking into account the scope of development of products and the activities to be conducted by Licensee under this Agreement.

5.6 LIMITATION OF LIABILITY. EXCEPT (A) FOR A MATERIAL UNCURED BREACH OF SECTION 7.1 (CONFIDENTIALITY), OR (B) FOR CLAIMS THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 5, OR (C) FOR DAMAGES DUE TO FRAUD, MALICIOUS ACTIONS AND/OR INTENTIONAL TORT OF THE LIABLE PARTY, NEITHER CELGENE NOR LICENSEE, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES UNDER THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE OR EXEMPLARY DAMAGES OR LOST PROFITS OR LOST DATA, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 6
LICENSE TERM AND TERMINATION

6.1 License Term; Expiration.

6.1.1 License Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this ARTICLE 6, shall remain in effect until it expires (the “License Term”):

(a) on a Licensed Product-by-Licensed Product and country-by-country basis, this Agreement shall expire on the date of the expiration of all applicable Royalty Terms with respect to such Licensed Product in such country; and

(b) in its entirety upon the expiration of all applicable Royalty Terms under this Agreement with respect to all Licensed Products in all countries in the Territory.

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6.1.2 Effect of Expiration. After the expiration of the License Term pursuant to Section 6.1.1 above, the following terms shall apply:

(a) Licenses after Licensed Product Expiration. After expiration of the License Term (but not after early termination) with respect to any Licensed Product in a country in the Territory pursuant to Section 6.1.1(a), Licensee shall have (i) an exclusive, fully-paid, royalty-free, irrevocable, non-terminable, worldwide right and license, with the right to grant sublicenses, under the Product IP, Celgene’s interest in Joint Collaboration IP, and Celgene’s interest in Collaboration IP and (ii) a non-exclusive, fully-paid, royalty-free, irrevocable, non-terminable, worldwide right and license, with the right to grant sublicenses, under the Platform IP, in each case of (i) and (ii) to Develop, Manufacture, have Manufactured, use, offer for sale, sell, import and otherwise Commercialize such Licensed Product and related Licensed Diagnostic Products in the Licensed Field in such country in the Territory, for so long as it continues to do so.

(b) Licenses after Expiration of License Agreement. After expiration of the License Term (but not after early termination) with respect to this Agreement in its entirety pursuant to Section 6.1.1(b), Licensee shall have (i) an exclusive, fully-paid, royalty-free, irrevocable, non-terminable, worldwide right and license, with the right to grant sublicenses, under the Product IP, Celgene’s interest in Joint Collaboration IP, and Celgene’s interest in Collaboration IP and (ii) a non-exclusive, fully-paid, royalty-free, irrevocable, non-terminable, worldwide right and license, with the right to grant sublicenses, under the Platform IP, in each case of (i) and (ii) to Develop, Manufacture, have Manufactured, use, offer for sale, sell, import and otherwise Commercialize Licensed Products and Licensed Diagnostic Products in the Licensed Field in the Territory, for so long as it continues to do so.

6.2 [Intentionally deleted.]

6.3 Termination for Breach.

6.3.1 Termination by Either Party for Breach. This Agreement and the rights granted herein may be terminated by either Party for the material breach by the other Party of this Agreement, provided, that if the breaching Party has not cured such breach within sixty (60) days (or thirty (30) days, in the case of Licensee’s payment obligations under this Agreement) (the “Cure Period”) after the date of written notice to the breaching Party of such breach, which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section 6.3.1. Any such termination of this Agreement under this Section 6.3.1 shall become effective at the end of the Cure Period, unless the breaching Party has cured any such breach or default prior to the expiration of such Cure Period, or, if such breach is not susceptible to cure within the Cure Period, then, the non-breaching Party’s right of termination shall be suspended only if and for so long as the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure and such plan is acceptable to the non-breaching Party, and the breaching Party commits to and carries out such plan as provided to the non-breaching Party. The Parties understand and agree that the totality of this Agreement and the totality of the circumstances with respect to this Agreement will be taken into account and assessed as a whole for purposes of determining whether a breach is material under this Agreement.

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6.3.2 Disagreement as to Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a material breach pursuant to Section 6.3.1, then the Party that disputes that there has been a material breach may contest the allegation pursuant to terms set forth in Article 12 of the RDO Agreement as if such terms were set forth herein in their entirety.

6.4 Termination for Bankruptcy. If either Party makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within ninety (90) days after the filing thereof, the other Party may terminate this Agreement in its entirety, effective immediately upon written notice to such Party.

6.5 Effects of Expiration or Termination.

6.5.1 License Upon Expiration. Upon expiration (but not upon earlier termination) of this Agreement, the license granted to Licensee in Section 3.1 shall automatically convert to a fully paid-up license.

6.5.2 Termination Prior to Expiration. In the event this Agreement is terminated prior to expiration, then (a) all rights and obligations of the Parties under and this Agreement shall terminate, except (i) the license granted in Section 3.1, (ii) Licensee’s payment obligations and the reporting and audit rights set forth herein relating thereto and (iii) Section 6.6, shall, in each of cases (i) through (iii), survive such termination.

6.6 Surviving Provisions.

6.6.1 Accrued Rights; Remedies. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration, and any and all damages or remedies (whether in law or in equity) arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this ARTICLE 6 are in addition to any other relief and remedies available to either Party under this Agreement and at applicable Law.

6.6.2 Survival. Notwithstanding any provision herein to the contrary, any rights or obligations otherwise accrued hereunder (including any accrued payment obligations) shall survive the expiration or termination of this Agreement. Further, the rights and obligations of the Parties set forth in the following Sections and Articles shall survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Sections 4.3.2, 6.1.2, 6.5 and 6.6 and Articles 5 and 7.

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ARTICLE 7
MISCELLANEOUS

7.1 Confidentiality; Publicity.

7.1.1 Confidentiality. Each Party agrees that a Party (the “Receiving Party”) receiving Confidential Information of any other Party (the “Disclosing Party”) shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this clause (c) shall not create or imply any rights or licenses not expressly granted under this Agreement). The obligations of confidentiality, non-disclosure and non-use under this Section 7.1.1 shall be in full force during the Term and for a period of five (5) years thereafter. Each Party, upon the request of the other Party, will return all copies of or destroy (and certify such destruction in writing) the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided however that a Party may retain (i) Confidential Information of the other Party which expressly survives such termination pursuant to this Agreement, and (ii) one (1) copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof.

7.1.2 Exceptions. The obligations in Section 7.1.1 shall not apply with respect to any portion of the Confidential Information of the Disclosing Party that the Receiving Party can show by competent written proof:

(a) was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(b) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(c) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or

(d) is independently developed by or for the Receiving Party or its Affiliates without reference to or reliance upon the Disclosing Party’s Confidential Information.

7.1.3 Authorized Disclosure. Notwithstanding Section 7.1.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party, and Confidential Information deemed to belong to both the Disclosing Party and the Receiving Party, to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

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(a) subject to Section 7.1.5, complying with applicable Laws (including the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(b) disclosure of the other Party’s Confidential Information to any of its officers, employees, consultants, agents or Affiliates or sublicensees (and in the case of Licensee, Sublicensees) if and only to the extent necessary to carry out its responsibilities or exercise its rights under this Agreement; provided that each such disclose is bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement;

(c) disclosure, solely on a “need to know basis,” to (i) Affiliates, potential or actual research and development collaborators, subcontractors, advisors (including attorneys and accountants), (ii) subject to Section 7.1.3(d), actual or potential acquirers, investment bankers, investors, lenders, or other potential financial partners, and (iii) in each case of (i) and (ii), their and each of the Parties’ respective directors, employees, contractors and agents; provided, that in all cases of (i), (ii) and (iii), prior to any such disclosure, each disclosee must be bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this Section 7.1 (provided, however, that in the case of prospective investment bankers, investors, lenders or other financial partners, the term of confidentiality may be shortened to three (3) years from the date of disclosure and in the case of legal advisors, no written agreement shall be required), which for the avoidance of doubt, will not permit use of such Confidential Information for any purpose except those permitted by this Agreement; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 7.1.3(c) to treat such Confidential Information as required under this Section 7.1; and

(d) in the case of any disclosure of this Agreement to any actual or potential acquirer, or prospective investment bankers, investors, lenders or other financial partners, such disclosure shall solely be in the form of the redacted version of this Agreement, which version shall be agreed upon by the Parties in good faith; it being understood and agreed that only after negotiations with any such Third Party have progressed so that such Party reasonably and in good faith believes it is in the final round of negotiations with such Third Party regarding execution of a definitive agreement with such Third Party with respect to the proposed transaction, only then may such Party provide an unredacted version of this Agreement to such Third Party.

If and whenever any Confidential Information is disclosed in accordance with this Section 7.1.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). Where reasonably possible and subject to Section 7.1.5, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosures pursuant to Section 7.1.3 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the Receiving Party will provide reasonable assistance to the Disclosing Party with respect thereto; provided that, in the event, the Receiving Party will use reasonable measures to ensure confidential treatment of such information and shall only disclose such Confidential Information of the Disclosing Party as is necessary to comply with such Laws or judicial process.

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7.1.4 Terms of this Agreement. The Parties agree that this Agreement and all of the respective terms hereof shall be deemed to be Confidential Information of Licensee and Celgene, and each Party agrees not to disclose any of them without the prior written consent of the other Party, except that each Party may disclose any of them in accordance with the procedures of Section 7.1.3 (and the provisions related thereto, including, to the extent applicable, the provisions of Section 7.1.5) and 7.1.6.

7.1.5 Securities Filings. Each Party acknowledges and agrees that the other Party may submit this Agreement or any executed License Agreement to the SEC or any national securities exchange in any jurisdiction (collectively the “Securities Regulators”), and if a Party does submit this Agreement or any such License Agreement to any Securities Regulators, such Party agrees to consult with the other Party with respect to the preparation and submission of, a confidential treatment request for such agreement. Notwithstanding the foregoing, if a Party is required by applicable Law or any Securities Regulator to make a disclosure of the terms of this Agreement or any License Agreement in a filing with or other submission to such Securities Regulator, and (a) such Party has provided copies of the disclosure to the other Party as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, (b) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and (c) such Party has given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon, request confidential treatment or approve such disclosure, then such Party will have the right to make such public disclosure at the time and in the manner reasonably determined by its counsel to be required by applicable Law. Notwithstanding anything to the contrary herein, it is hereby understood and agreed that if a Party seeking to make a disclosure to a Securities Regulator as set forth in this Section 7.1.5, and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, will in good faith consider incorporating such comments.

7.1.6 Publicity. Upon or following the Effective Date, Licensee may issue the press release attached hereto as Exhibit C. In all other cases, the issuance of any press release or other public statement by either Party or their respective Affiliates disclosing any information relating to this Agreement shall be subject to the prior written consent of the other Party.

7.2 Warranties:, Disclaimer of Warranties.

7.2.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date: (a) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly executed by it and is legally binding upon it, enforceable against such Party in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and (iii) the execution and delivery by such Party of this Agreement does not conflict with the terms of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any applicable Law.

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7.2.2 Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

7.3 Assignment.

7.3.1 General. Either Party may assign this Agreement, or any rights or obligations hereunder in whole or in part, only to (a) one or more Affiliates, provided, however, that in the event of any such assignment, the assigning party shall nevertheless remain responsible for the performance of its obligations under this Agreement and shall guarantee the performance of its obligations hereunder by such assignee; or (b) its successor in interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.

7.3.2 All Other Assignments Null and Void. The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Section 7.3 will be null and void ab initio.

7.4 Choice of Law; Jurisdiction; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES. Except as otherwise provided herein, the sole jurisdiction, venue and dispute resolution procedure for all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be the United States District Court for the Southern District of New York, and the parties to this Agreement hereby consent to the jurisdiction of such court and waive any objection to the venue of such proceeding. Each of the parties agrees that process may be served upon it in the manner specified in Section 7.5 and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process. WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

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7.5 Entire Agreement; Interpretation; Notice. This Agreement, together with the attached Exhibits, contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way, and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, paragraph, exhibit and schedule references are references to the annex, articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation. The headings and captions in this Agreement are for reference only and shall not be used in the construction or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby. Should any time period in this Agreement that is not tied to Business Days end on a day other than a Business Day, such period will be deemed extended to the next occurring Business Day. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, one Business Day after having been dispatched by a nationally recognized overnight courier service or when sent via email to the Parties at the following addresses (or at such other address for a Party as is specified by like notice):

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If to Celgene:

Celgene Corporation

86 Morris Avenue

Summit, NJ 07901

Attention: Head of Business Development and General Counsel

If to IRX:

IRX Therapeutics, Inc.

140 W57th Street, Suite 3D

New York, NY 10019

Attention: Chief Financial Officer

Any such notice shall be deemed given on the date received. A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 7.5.

[Signature Page Follows]

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

CELGENE, INC.		IRX THERAPEUTICS, INC.

By:	/s/ Robert Hershberg	By:	/s/ Mark Leucktenberger
Name:	Robert Hershberg	Name:	/s/ Mark Leucktenberger
Title:	EVP, Head of BD & Global Alliances	Title:	President and CEO

[Signature page to License Agreement]

EXHIBIT A

[***]

A-1

Exhibit B

IRX Patents

[***]

B-1

EXHIBIT C

[Press Release]